                                                Filed pursuant to Rule 424(B)(1)
                                                      Registration NO. 333-34956

Prospectus

                               BEA Systems, Inc.


                       470,712 Shares of Common Stock

     470,712 shares of our common stock were issued to former stockholders of The Workflow Automation Corporation as payment for the purchase of all outstanding shares of The Workflow Automation Corporation. Some of these stockholders may wish to sell these shares in the future, and this prospectus allows them to do so. We will not receive any of the proceeds from any sale of shares by these stockholders, but we have agreed to bear the expenses of registration of the shares by this prospectus. Share numbers in this prospectus reflect 2-for-1 stock splits effected on December 19, 1999 and April 24, 2000.

     Our stock is listed on the Nasdaq National Market under the symbol: BEAS The last sale price of the common stock on the Nasdaq National Market on June 5, 2000 was $42.875 per share.

                        _______________________________

     Investing in the common stock involves a high level of investment risk. See "Risk Factors" beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        _______________________________

                                 June 6, 2000
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                               TABLE OF CONTENTS

                                                   Page
                                                   ----
Available Information............................     4
Incorporation of Certain Documents by Reference..     4
The Company......................................     5
Use of Proceeds..................................     7
Risk Factors.....................................     7
Special Note Regarding Forward-Looking
 Statements......................................    12
Selling Stockholders.............................    13
Plan of Distribution.............................    14
Experts..........................................    14
Legal Matters....................................    14

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     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with the offer described in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the selling stockholders. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that there has been no change in the affairs of BEA Systems, Inc. since the date hereof or since the date of any documents incorporated herein by reference. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) containing reports, proxy and information statements and other information of registrants, including ours, that file electronically with the Commission. In addition, the Common Stock is listed on the Nasdaq National Market and similar information concerning us can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

     We have filed with the Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares being offered by this prospectus. This prospectus does not contain all of the information set forth in this registration statement, some portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements are qualified in all respects by this reference and the exhibits and schedules thereto. For further information regarding us and the shares being offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by BEA Systems, Inc. under the Securities Exchange Act of 1934 with the Securities and Exchange Commission and are incorporated herein by reference:

     a.   Our Annual Report on Form 10-K for the year ended January 31, 2000;
          and

     b. The description of our Common Stock contained in our registration statement on Form 8-A (File No. 000-22369).

     Each document we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in the applicable prospectus supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Kevin A. Faulkner, Vice President-Investor Relations, 2315 North First Street, San Jose 95131, telephone number: (408) 570-8000.

                                       4
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                                  THE COMPANY

Overview

     We are a leading provider of e-commerce infrastructure software that helps companies of all sizes build e-commerce systems that extend investments in existing computer systems and provide the foundation for running a successful integrated e-business. Our vision is to become the leading provider of architecture and software infrastructure solutions for development and deployment of reliable, scalable business applications for e-commerce.

     Our core business has been providing infrastructure for high-volume transaction systems, such as telecommunications billing applications, commercial bank ATM networks and account management systems, credit card billing systems and securities trading account management systems. These distributed systems must scale to process high transaction volumes and accommodate large numbers of users. As the Internet and e-commerce continue to develop, increasing transaction loads are being placed on Web-based systems, such as retail e-commerce sites. In addition, systems that historically have been strictly internal are now being extended to the Internet, such as telecommunications, bank and credit card account information. As the number and complexity of transactions being processed by e-commerce systems grows, developers of high-volume transaction Web sites have increasingly turned to our reliable, scalable, end-to-end e-commerce solutions. With the extension of our BEA Tuxedo product to e-commerce systems, increased adoption of WebLogic, and our recent acquisition of The Theory Center, we are well positioned to meet the needs of companies who require scalable and reliable e-commerce systems.

     An e-commerce transaction involves much more than simply the purchase of an item over the Web. In order to perform a single e-business transaction, a robust e-commerce system must process several distinct computer transactions. A typical e-commerce request, whether a purchase or an information search, generates a series of interconnected computer transactions. These computer transactions may include determining whether the ordered item is in stock, determining where the item is located, scheduling the item for shipping, processing payment and recording the transaction in the company's financial records. In addition, many Web sites now gather information about users as they navigate the site. This information is stored, identified with the particular user, and compared with past behavior of the same and other users in order to personalize online interaction by recommending specific merchandise, offering personalized pricing and displaying targeted advertising, all based on the user's profile. As e-commerce grows, an increasing number of e-business transactions generates increasing numbers of computer transactions, driving the demand for more scalable and reliable systems for managing them.

     We provide an e-commerce transaction platform that is designed to address this demand and help companies quickly develop and integrate e-business initiatives and reliably deliver a wider range of dynamic, personalized services.

     Our products are marketed and sold worldwide through a network of sales offices, as well as hardware vendors, independent software vendors and systems integration companies that are BEA distribution partners and software distributors. Licenses for our products are typically priced on a per-user, per-application basis, but we also offer licenses priced per server CPU and time-based enterprise licenses.

Products and Services

     Our products and professional services together provide an end-to-end transaction platform for developing and deploying e-commerce applications that extend investments in existing computer systems. These products and services are packaged as the BEA E-Commerce Transaction Platform/TM/. The BEA E-Commerce Transaction Platform includes:

     E-Commerce Server Software. We provide a family of Web and application server software that enables scalable, reliable e-commerce applications. Our e-commerce server software includes:

     . BEA WebLogic Server, an award-winning Java/TM/ Web application server software platform for e-commerce applications that uses Enterprise JavaBeans (EJB).

     . BEA WebLogic Enterprise, industrial-strength e-commerce server software that leverages the BEA Tuxedo code base and extends the robust, high-volume transaction processing capabilities of BEA Tuxedo to applications written in Common Object Request Broker Architecture (CORBA) C++ and CORBA Java. In addition, we recently extended the capabilities of BEA Tuxedo to applications written in EJB through a new version of WebLogic Enterpris.

     . BEA Tuxedo, a leading application server software platform for building and managing reliable high-transaction volume e-commerce and other mission-critical applications in distributed environments.

     All BEA application server software platforms are standards-compliant and compatible with leading hardware, operating systems and databases. This enables customers to extend their investments in existing computer systems and maintain flexibility for future technology purchases.

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     E-Commerce Integration Software. We provide solutions for rapidly and reliably integrating large-scale enterprise applications and business processes both within an enterprise and across the Web with suppliers, distribution partners and customers to accomplish strategic e-business initiatives.

     BEA eLink/TM/ is infrastructure software for integration of enterprise applications. BEA eLink includes a robust and scalable integration server, best-of-breed data integration and process management options, integration components for leading databases, key customer relationship management (CRM) and enterprise resource planning (ERP) applications. BEA eLink also includes a broad set of mainframe adapters and an Extensible Markup Language (XML) adapter.

     Integrated under a single interface, BEA eLink enables a variety of packaged and proprietary applications to interact seamlessly across multiple operating systems, standards, and programming languages. BEA eLink is built on the BEA Tuxedo platform, and provides support for multiple synchronous and asynchronous messaging formats, reliably processing transactions in high-volume, highly distributed environments.

     E-Commerce Application Components. We provide component-based products that enable businesses to rapidly create adaptable e-commerce applications. To sustain their competitive advantage, companies using the Web need to be able to modify applications and implement new e-commerce initiatives quickly in response to market changes, customer demands and competitive advances. To meet this demand, we have introduced our new BEA Commerce Ready/TM/ family of products that provides businesses with the building blocks required to create robust adaptable e-commerce applications. By providing ready-made application functionality in these pre-built reusable components, BEA helps enable companies to quickly create new Web-based applications. The first product in the family, BEA Commerce Ready Components/TM/, includes over 80 standard EJB components that can be quickly assembled into adaptable, extensible and scalable e-commerce solutions. Our recent acquisition of The Theory Center greatly enhanced the number of components and the functionality offer by BEA. Components offered by BEA provide business logic commonly used in e-commerce sites, such as shopping cart, inventory management, order tracking, and pricing.

     E-Commerce Services. We help bridge the gap between the need for companies to get online quickly and our customers' lack of in-house expertise available to make this transition. We provide accelerated design and delivery of e-commerce solutions, 24x7 operations support, rapid knowledge transfer, and deep experience with BEA platforms as well as legacy infrastructures. Our services include:

 .    Customer support services. Our customer support can be scaled to meet a variety of needs including around-the-clock support. We offer customer support services through telephone, e-mail, BEA-sponsored electronic bulletin boards and other channels. Our support personnel are located throughout the world and provide on-site customer support as needed.

 .    Professional consulting services. We have significant expertise in defining, architecting, building and deploying e-commerce solutions. Professional consulting services are performed on-site as necessary and also in our offices in the U.S. and Europe.

 .    BEA educational services. We offer formal training courses to educate customers' developers in techniques for building e-commerce applications using Web-optimized languages and technologies.

Customers

     We have more than 3,500 worldwide customers for our products and services. Our products and services have been chosen for e-commerce initiatives by emerging Internet companies as well as established businesses. Traditional companies are using our products and services to extend internal applications to the Web, such as telecommunications billing, Internet banking securities trading, online airline reservations, online inventory control, and online monitoring and control of home appliances. Our products are used to support the Web-based applications users see on their screens, as well as internal applications that can now be accessed through the Web. Significant customers our fiscal 2000 year include British Airways, British Telecom, Chase Manhattan Bank, Deutsche Telekom, General Motors, Kaiser Permanente, MeritaNordbanken, S.W.I.F.T., United Airlines, and Vattenfall. Significant Internet customers our fiscal 2000 year include Amazon.com, Autoconnect, Beyond.com, E*Trade, iAMnetworks.com, Intertainer, MetaMarkets.com, PlanetRx, priceline.com, Sparks.com, Spendcash.com, Travelnow.com, and TRIP.com. Hardware vendors such as Hewlett-Packard, Unisys, Bull Information Systems and NCR have selected BEA application servers as the software infrastructure for their e-commerce hardware solutions. BEA has also added relationships with systems integrators, particularly Web enablement services companies iXL and Razorfish. BEA has been adopted for Web-based applications by a large number of independent application developers, including Calico, Cemax, Parametric Technologies, PeopleSoft, Rubric, Six Degrees, and Tradex.

     We were incorporated in Delaware in January 1995 under the name BEA Enterprises, Inc. and changed our name to BEA Systems, Inc. in September 1995. References to "BEA" or the "Company" refer to BEA Systems, Inc., our subsidiaries and predecessor entities acquired in previous acquisitions. Our headquarters are located at 2315 North First Street, San Jose, California, 95131. Our telephone number is (408) 570-8000.

                              RECENT EVENTS

Stock Split. We recently effected a two-for-one split of our common stock. This split was effected in the form of a stock dividend paid on April 24, 2000 to stockholders of record on April 7, 2000. Share amounts and related share information in this Offering Circular reflect this split as well as our previous two-for-one split effected in December 1999.

                                       6
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                                USE OF PROCEEDS

     All of the shares being offered under this prospectus are offered by the selling stockholders, and we will not receive any of the proceeds from the sale of the shares. This registration statement is intended to satisfy certain of our obligations under our stock purchase agreement with the selling stockholders. Under that agreement, we have agreed to pay expenses of registration of these shares under federal and state securities laws.

                                  RISK FACTORS

     Investors should carefully consider the following risk factors in evaluating an investment in the common stock.

 Significant unanticipated fluctuations in our actual or anticipated quarterly revenues and operating results may cause us not to meet securities analysts' or investors' expectations and may result in a decline in our stock price.

   Although we have had significant revenue growth in recent quarters, our growth rates may not be sustainable. If our revenues, operating results, earnings or future projections are below the levels expected by investors or securities analysts, our stock price is likely to decline. Our stock price is also subject to the volatility generally associated with Internet, software and technology stocks and may also be affected by broader market trends unrelated to our performance.

   We expect to experience significant fluctuations in our future quarterly revenues and operating results as a result of many factors, including:

  .  difficulty predicting the size and timing of customer orders

  .  introduction or enhancement of our products or our competitors' products

  . the mix of our products and services sold and mix of distribution channels

  . general economic conditions, which can affect our customers' capital investment levels and the length of our sales cycle

  . changes in our competitors' product offerings and pricing policies, and customer order deferrals in anticipation of new products and product enhancements from BEA or competitors

  . whether we are able to develop, introduce and market new products on a timely basis

  .  any slowdown in use of the Internet for commerce

  .  recent hiring may prove excessive if growth rates are not maintained

  . the structure, timing and integration of acquisitions of businesses, products and technologies, including The Theory Center and The Workflow Automation Corporation

  .  the terms and timing of financing activities

  .  market acceptance of our products

                                      7
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  .  the lengthy sales cycle for our products

  .  technological changes in computer systems and environments

  . whether we are able to successfully expand our sales and marketing programs

  .  whether we are able to meet our customers' service requirements

  . costs associated with acquisitions, including the acquisition of The Theory Center and The Workflow Automation Corporation

  . the impact and duration of deteriorated economic and political conditions in Asia

  .  loss of key personnel

  .  fluctuations in foreign currency exchange rates

  . interpretations of the accounting pronouncements on software revenue recognition.

   As a result of all of these factors, we believe that quarterly revenues and operating results are difficult to forecast and period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of trends or future performance.

   An increasing portion of our revenues has been derived from large orders, as customers deployed our products throughout their organizations or chose to standardize on our products for their system architecture. Increases in the dollar size of individual license transactions have also increased the risk of fluctuation in future quarterly results. If we cannot generate large customer orders, or customers delay or cancel such orders in a particular quarter, it will have a material adverse effect on our revenues and, more significantly on a percentage basis, our net income or loss in that quarter. Moreover, we typically receive and fulfill a majority of our orders within the quarter, with the substantial majority of our orders received in the last month of each fiscal quarter. As a result, we may not learn of revenue shortfalls until late in a fiscal quarter, after it is too late to adjust expenses for that quarter. Additionally, our operating expenses are based in part on our expectations for future revenues and are difficult to adjust in the short term. Any revenue shortfall below our expectations could have an immediate and significant adverse effect on our results of operations. Further, we are subject to employer payroll taxes when our employees exercise their stock options. The employer payroll taxes are assessed on each employee's gain, which is the difference between the price of our common stock on the date of exercise and the exercise price. During a particular period, these payroll taxes could be material. These employer payroll taxes would be recorded as an expense and are assessed at tax rates that varies depending upon the employee's taxing jurisdiction in the period such options are exercised based on actual gains realized by employees. However, because we are unable to predict how many stock options will be exercised, at what price and in which country during any particular period, we cannot predict, the amount, if any, of employer payroll expense will be recorded in a future period or the impact on our future financial results.

   Although we use a standard license agreement, which meets the revenue recognition criteria under current generally accepted accounting principles, we must often negotiate and revise terms and conditions of this standard agreement, particularly in larger license transactions. Negotiation of mutually acceptable terms and conditions can extend the sales cycle and, in certain situations, may require us to defer recognition of revenue on the license. In addition, while we believe that we are in compliance with Statement of Position 97-2, Software Revenues Recognition, ("SOP 97-2") and SOP 98-4 and SOP 98-9, which amend certain provisions of SOP 97-2, the American Institute of Certified Public Accountants has only issued some implementation guidelines for these standards and the accounting profession is still discussing a wide range of potential interpretations. These implementation guidelines, once finalized, could lead to unanticipated changes in our current revenue accounting practices that could cause us to recognize lower revenue and profits.

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 Our limited operating history and need to continue to integrate our acquisitions makes it difficult to predict our future results

   We were incorporated in January 1995 and therefore have a limited operating history. We have generated revenues to date primarily from sales of BEA TUXEDO, a software product to which we acquired worldwide distribution rights in February 1996, and from BEA WebLogic, a software product which we acquired in September 1998, and fees for software products and services related to TUXEDO and WebLogic. We have also acquired a number of businesses, technologies and products, most recently The Theory Center, which was acquired in November 1999 and The Workflow Automation Corporation, which was acquired in March 2000. Our limited operating history and the need to integrate a number of separate and independent business operations subject our business to numerous risks. At January 31, 2000, we had an accumulated deficit of approximately $203.0 million. In addition, in connection with certain acquisitions completed prior to January 31, 2000, we recorded approximately $424.5 million as intangible assets and goodwill. Under Generally Accepted Accounting Principles, intangible assets and goodwill are required to be amortized in future periods. Approximately $221.4 million of these assets have been amortized as of January 31, 2000 and we expect to amortize the remaining approximately $203.1 million in future periods through our fiscal year ending January 31, 2005. We expect to amortize $81.3 million of such intangible assets and goodwill in the fiscal year ending January 31, 2001. A substantial portion of the $156.9 million purchase price for The Theory Center has been recorded as intangible assets and goodwill and amortized in the fiscal year ended January 31, 2000 and will be amortized over future periods. If we acquire additional businesses, products and technologies in the future, we may report additional, potentially significant expenses. If future events cause the impairment of any intangible assets acquired in our past or future acquisitions, we may have to expense such assets sooner than we expect. Because of our limited operating history and ongoing expenses associated with our prior acquisitions, there can be no assurance that we will be profitable in any future period and recent operating results should not be considered indicative of future financial performance.

 Our revenues are derived primarily from two main product and services lines, and a decline in demand or prices for either could substantially adversely affect our operating results

   We currently derive the majority of our license and service revenues from BEA TUXEDO and BEA WebLogic and from related products and services. Although we expect these products and services to continue to account for the majority of our revenues in the immediate future, we believe that BEA WebLogic will become an increasingly important revenue source. As a result, factors adversely affecting the pricing of or demand for BEA TUXEDO and BEA WebLogic, such as competition, product performance or technological change, could have a material adverse effect on our business and consolidated results of operations and financial condition.

 The price of our common stock may fluctuate significantly

   The market price for our common stock may be affected by a number of factors, including developments in the Internet, software or technology industry, general market conditions and other factors, including factors unrelated to our operating performance or our competitors' operating performance. In addition, stock prices for BEA and many other companies in the Internet, technology and emerging growth sectors have experienced wide fluctuations including recent rapid rises and declines in their stock prices, that have often been unrelated to the operating performance of such companies. Such factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

 If we cannot successfully integrate our past and future acquisitions, our revenues may decline and expenses may increase

   From our inception in January 1995, we have made several strategic acquisitions. Integration of acquired companies, divisions and products involves the assimilation of potentially conflicting operations and products, which divert the attention of our management team and may have a material adverse effect on our operating results in future quarters. We acquired Leader Group, Inc. ("Leader Group") and a business unit of Penta

                                      9
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Systems Technology, Inc. ("Penta") in the quarter ended April 30, 1998, NCR's
TOP END technology in June 1998, the Entersoft Systems Corporation ("Entersoft") in July 1998, WebLogic, Inc. ("WebLogic") in September 1998, Component Systems, LLC in May 1999, Technology Resource Group, Inc. ("TRG") in July 1999, Avitek, Inc. ("Avitek") in August 1999, The Theory Center ("TTC") in November 1999, and The Workflow Automation Corporation in March 2000. It is possible we may not achieve any of the intended financial or strategic benefits of these transactions. While we intend to make additional acquisitions in the future, there may not be suitable companies, divisions or products available for acquisition. Our acquisitions entail numerous risks, including the risk we will not successfully assimilate the acquired operations and products, or retain key employees of the acquired operations. There are also risks relating to the diversion of our management's attention, and difficulties and uncertainties in our ability to maintain the key business relationships the acquired entities have established. In addition, if we undertake future acquisitions, we may issue dilutive securities, assume or incur additional debt obligations, incur large one-time expenses, and acquire intangible assets that would result in significant future amortization expense. Any of these events could have a material adverse effect on our business, operating results and financial condition.

   Recently, the Financial Accounting Standards Board ("FASB") voted to eliminate pooling of interests accounting for acquisitions and the ability to write-off in-process research and development has been limited by recent pronouncements. The effect of these changes would be to increase the portion of the purchase price for any future acquisitions that must be charged to BEA's cost of revenues and operating expenses in the periods following any such acquisitions. As a consequence, our results of operations in periods following any such acquisitions could be materially adversely affected. Although these changes would not directly affect the purchase price for any of these acquisitions, they would have the effect of increasing the reported expenses associated with any of these acquisitions. To that extent, these changes may make it more difficult for us to acquire other companies, product lines or technologies.

 The lengthy sales cycle for our products makes our revenues susceptible to substantial fluctuations

   Our customers typically use our products to implement large, sophisticated applications that are critical to their business, and their purchases are often part of their implementation of a distributed or Web-based computing environment. Customers evaluating our software products face complex decisions regarding alternative approaches to the integration of enterprise applications, competitive product offerings, rapidly changing software technologies and limited internal resources due to other information systems requirements. For these and other reasons, the sales cycle for our products is lengthy and is subject to delays or cancellation over which we have little or no control. We have experienced a significant increase in the number of million and multi-million dollar license transactions. In some cases, this has resulted in more extended customer evaluation and procurement processes, which in turn have lengthened the overall sales cycle for our products. Moreover during the second half of fiscal 1999, an increasing number of our customers began negotiating licenses to use our enterprise application solutions as an architectural platform for several applications. These architectural commitments are larger in scope and potential revenue than single application transactions. In some cases, these architectural commitments also have longer sales cycles than our typical single application transactions, because of both the customer's decision cycle in adopting an architectural platform and heightened corporate approval requirements for larger contracts. We believe general economic conditions that impact customers' capital investment decisions also affect our sales cycles.

   In addition, industry sources widely predicted that many corporations would stop deploying new computer systems in late 1999 and early 2000, in order to avoid disrupting their computer systems before the Year 2000. We have been informed by some of our customers that they intended to freeze deploying new computer systems in late December 1999 and early 2000. Furthermore, some of our customers may have accelerated their purchases and deployments of our products in advance of these freezes. These factors could cause an unusual fluctuation in our orders, and our revenues could be materially reduced and our operating results could be materially adversely affected, especially in the first quarter of calendar 2000. Any significant change in customer buying decisions or sales cycles for our products could have a material adverse effect on our business, results of operations and financial condition.

 If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline

   The market for application server and integration software, and related software components and services, is highly competitive. Our competitors are diverse and offer a variety of solutions directed at various segments of this marketplace. These competitors include operating system vendors such as IBM, Sun Microsystems and database vendors such as Oracle. Microsoft has released products that include certain application server functionality and has announced that it intends to include application server and integration functionality in future versions of its operating systems, including future versions of Windows 2000. Oracle is the primary relational database vendor offering products that are intended to serve as alternatives to our enterprise application server and integration solutions. In addition, there are companies offering and developing application server and integration software products and related services that directly compete with products we offer. Further, software development tool vendors typically emphasize the broad versatility of their tool sets and, in some cases, offer complementary software that supports these tools and performs basic application server and integration functions. Last, internal development groups within prospective customers' organizations may develop software and hardware systems that may substitute for those we offer. A number of our competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than us.

   Our principal competitors currently include hardware vendors who bundle their own application server and integration software products, or similar products, with their computer systems and database vendors that advocate client/server networks driven by the database server. IBM and Sun Microsystems are the primary hardware vendors who offer a line of application server and integration solutions for its customers. IBM's sale of application server and integration functionality along with its IBM proprietary hardware systems requires us to compete with IBM in its installed base, where IBM has certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, greater name recognition and the integration of its enterprise application server and integration functionality with its proprietary hardware and database systems. These inherent advantages allow IBM to bundle, at a discounted price, application functionality with computer hardware and software sales. Due to these factors, if we do not differentiate our products based on functionality, interoperability with non-IBM systems, performance and reliability, and establish our products as more effective solutions to customers' needs our revenues and operating results will suffer.

   Microsoft has announced that it intends to include certain application server and integration functionality in future versions of its Windows 2000 operating system. Microsoft has also introduced a product that includes certain basic application server functionality. The bundling of competing functionality in versions of Windows requires us to compete with Microsoft in the Windows marketplace, where Microsoft has certain inherent advantages due to its significantly greater financial, technical, marketing and other resources, its greater name recognition, its substantial installed base and the integration of its application server and integration functionality with Windows. We need to differentiate our products from Microsoft's based on scalability, functionality, interoperability with non-Microsoft platforms, performance and reliability, and need to establish our products as more effective solutions to customers' needs. We may not be able to successfully differentiate our products from those offered by Microsoft, and Microsoft's entry into the application server and integration market could materially adversely affect our business, operating results and financial condition.

   In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our current and prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell additional software licenses and maintenance, consulting and support services on terms favorable to us. Further, competitive pressures could require us to reduce the price of our products and related services, which could materially adversely affect our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors and any failure to do so would have a material adverse effect upon our business, operating results and financial condition.

 If we fail to adequately protect our intellectual property rights, competitors may use our technology and trademarks, which could weaken our competitive position, reduce our revenues and increase our costs

   Our success depends upon our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret rights, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. It is possible that other companies could successfully challenge the validity or scope of our patents and that our patents may not provide a competitive advantage to us.

   As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, distributors and corporate partners and into license agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. In particular, we have, in the past, provided certain hardware OEMs with access to our source code, and any unauthorized publication or proliferation of this source code could materially adversely affect our business, operating results and financial condition. It is difficult for us to police unauthorized use of our products, and although we are unable to determine the extent to which piracy of our software products exists, software piracy is a persistent problem. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The protection of our proprietary rights may not be adequate and our competitors could independently develop similar technology, duplicate our products, or design around patents and other intellectual property rights we hold.

 Third parties could assert that our software products and services infringe their intellectual property rights, which could expose us to increased costs and litigation

   It is possible that third parties could claim our current or future products infringe their rights. Any such claims, with or without merit, could cause costly litigation that could absorb significant management time, which could materially adversely effect our business, operating results and financial condition. These types of claims might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us, which could have a material adverse effect upon our business, operating results and financial condition.

 Our international operations expose us to greater management, collections, currency, intellectual property, regulatory and other risks

   International revenues accounted for 40.4 percent, 40.0 percent and 42.2 percent of our consolidated revenues for the fiscal years ended January 31, 2000, 1999 and 1998, respectively. We sell our products and services through a network of branches and subsidiaries located in 29 countries worldwide. In addition, we also market through distributors. We believe that our success depends upon continued expansion of our international operations. Our international business is subject to a number of risks, including unexpected changes in regulatory practices and tariffs, greater difficulties in staffing and managing foreign operations, longer collection cycles, seasonality, potential changes in tax laws, greater difficulty in protecting intellectual property and the impact of fluctuating exchange rates between the US dollar and foreign currencies in markets where we do business.

   General economic and political conditions in these foreign markets may also impact our international revenues. Since the late summer of 1997, a number of Pacific Rim countries have experienced economic, banking and currency difficulties that have led to economic downturns in those countries. Among other things, the decline in value of Asian currencies, together with difficulties obtaining credit, has resulted in a decline in the purchasing power of our Asian customers, which in turn has resulted in the delay of orders for our products from certain Asian customers and is likely to result in further delays and, possibly the cancellation, of such orders. We anticipate that weak Asian economic conditions may continue to adversely impact our financial results. It is difficult for us to predict the extent of the future impact of these conditions. There can be no assurances that these factors and other factors will not have a material adverse effect on our future international revenues and consequently on our business and consolidated financial condition and results of operations.

 If we are unable to manage our growth, our business will suffer

   We have continued to experience a period of rapid and substantial growth that has placed, and if such growth continues would continue to place, a strain on the Company's administrative and operational infrastructure. We have increased the number of our employees from 120 employees in three offices in the United States at January 31, 1996 to over 1,900 employees in over 70 offices in 29 countries at January 31, 2000. Our ability to manage our staff and growth effectively requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. In this regard, we are currently updating our management information systems to integrate financial and other reporting among our multiple domestic and foreign offices. In addition, we intend to continue to increase our staff worldwide and to continue to improve the financial reporting and controls for our global operations. It is possible we will not be able to successfully implement improvements to our management information and control systems in an efficient or timely manner and that, during the course of this implementation, we could discover deficiencies in existing systems and controls. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected.

 If the market for application servers, application integration and application component software does not grow as quickly as we expect, our revenues will be harmed

   We sell our products and services in the application server, application integration and application component markets. These markets are emerging and are characterized by continuing technological developments, evolving industry standards and changing customer requirements. Our success is dependent in large part on acceptance of our products by large customers with substantial legacy mainframe systems, customers establishing a presence on the Web for commerce, and developers of web-based commerce applications. Our future financial performance will depend in large part on continued growth in the number of companies extending their mainframe-based, mission-critical applications to an enterprise-wide distributed computing environment and to the Internet through the use of application server and integration technology. There can be no assurance that the markets for application server and integration technology and related services will continue to grow. If these markets fail to grow or grow more slowly than we currently anticipate, or if we experience increased competition in these markets, our business, results of operations and financial condition will be adversely affected.

 If we lose key personnel or cannot hire enough qualified personnel, it will adversely affect our ability to manage our business, develop new products and increase revenue

   We believe our future success will depend upon our ability to attract and retain highly skilled personnel including our founders, Messrs. William T. Coleman III and Alfred S. Chuang, and other key members of management. Competition for these types of employees is intense, and it is possible that we will not be able to retain our key employees and that we will not be successful in attracting, assimilating and retaining qualified candidates in the future. As we seek to expand our global organization, the hiring of qualified sales, technical and support personnel will be difficult due to the limited number of qualified professionals. Failure to attract, assimilate and retain key personnel would have a material adverse effect on our business, results of operations and financial condition.

 Our failure to maintain ongoing sales through distribution channels will result in lower revenues

   To date, we have sold our products principally through our direct sales force, as well as through indirect sales channels, such as computer hardware companies, packaged application software developers (ISVs), systems integrators and independent consultants, independent software tool vendors and distributors. Our ability to achieve revenue growth in the future will depend in large part on our success in expanding our direct sales force and in further establishing and expanding relationships with distributors, ISVs, OEMs and systems integrators. In particular, a significant part of our strategy is to embed our technology in products our ISV customers offer. We intend to seek distribution arrangements with additional ISVs to embed our Web application servers in their products. It is possible that we will not be able to successfully expand our direct sales force or other distribution channels, secure license agreements with additional ISVs on commercially reasonable terms or at all, and otherwise further develop our relationships with indirect distribution channels. Moreover, even if we succeed in these endeavors, it still may not increase our revenues. If we invest resources in these types of expansion and our revenues do not correspondingly increase, our business, results of operations and financial condition will be materially and adversely affected.

   We rely on informal relationships with a number of consulting and systems integration firms to enhance our sales, support, service and marketing efforts, particularly with respect to implementation and support of our products as well as lead generation and assistance in the sales process. We will need to expand our relationships with third parties in order to support license revenue growth. Many such firms have similar, and often more established, relationships with our principal competitors. It is possible that these and other third parties will not provide the level and quality of service required to meet the needs of our customers, that we will not be able to maintain an effective, long term relationship with these third parties, and that these third parties will not successfully meet the needs of our customers.

 If we do not develop and enhance new and existing products to keep pace with technological, market and industry changes, our revenues may decline

   The market for our products is highly fragmented, competitive with alternative computing architectures, and characterized by continuing technological developments, evolving industry standards and changing customer requirements. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable. As a result, our success depends upon our ability to enhance existing products, respond to changing customer requirements and develop and introduce in a timely manner new products that keep pace with technological developments and emerging industry standards. It is possible that our products will not adequately address the changing needs of the marketplace and that we will not be successful in developing and marketing enhancements to our existing products or products incorporating new technology on a timely basis. Failure to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, will materially and adversely affect our business, results of operations and financial condition.

 If our products contain software defects, it could harm our revenues and expose us to litigation

   The software products we offer are internally complex and, despite extensive testing and quality control, may contain errors or defects, especially when we first introduce them. We may need to issue corrective releases of our software products to fix any defects or errors. Any defects or errors could also cause damage to our reputation, loss of revenues, product returns or order cancellations, or lack of market acceptance of our products. Accordingly, any defects or errors could have a material and adverse effect on our business, results of operations and financial condition.

   Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of customers' use of such products in mission-critical applications. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

   Our products interoperate with many parts of complicated computer systems, such as mainframes, servers, personal computers, application software, databases, operating systems and data transformation software. Failure of any one of these parts could cause all or large parts of computer systems to fail. In such circumstances, it may be difficult to determine which part failed, and it is likely that customers will bring a lawsuit against several suppliers. Even if our software is not at fault, we could suffer material expense and material diversion of management time in defending any such lawsuits.

 We have a high debt balance and large interest obligations

   At January 31, 2000, we had approximately $572.5 million of long-term indebtedness in the form of convertible notes. As a result of this indebtedness, we have substantial principal and interest payment obligations. The degree to which we are leveraged could significantly harm our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. In addition, our earnings are insufficient to cover our fixed charges.

   We will require substantial amounts of cash to fund scheduled payments of interest on the notes, payment of the principal amount of the notes, payment of principal and interest on our other indebtedness, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, there can be no assurance that we will be able to obtain alternative financing. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to absorb adverse operating results or to fund capital expenditures or increased working capital requirements would be significantly reduced. If we do not generate sufficient cash flow from operations to repay the notes at maturity, we could attempt to refinance the notes; however, no assurance can be given that such a refinancing would be available on terms acceptable to us, if at all. Any failure by us to satisfy our obligations with respect to the notes at maturity (with respect to payments of principal) or prior thereto (with respect to payments of interest or required repurchases) would constitute a default under the indenture and could cause a default under agreements governing our other indebtedness.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, as well as the Form 10-K and 8-A incorporated by reference into this prospectus, include "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "Forward-Looking Statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, Forward-Looking Statements can be identified by the use of terminology such as "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue," or the negative thereof or other comparable terminology. Although BEA believes that the expectations reflected in the Forward-Looking Statements contained herein are reasonable, there can be no assurance that such expectations or any of the Forward-Looking Statements will prove to be correct, and actual results could differ materially from those projected or assumed in the Forward-Looking Statements. Future financial condition and results of operations, as well as any Forward-Looking Statements, are subject to inherent risks and uncertainties, including but not limited to the factors described under "Risk Factors" beginning on page 7 and the reasons described elsewhere in this offering circular. All Forward-Looking Statements and reasons why results may differ included in this offering circular are made as of the date hereof, and BEA assumes no obligation to update any such Forward-Looking Statement or reason why actual results might differ.

                             SELLING STOCKHOLDERS

     The following table provides the names of and the number of shares of Common Stock beneficially owned by each Selling Stockholder, and the number of shares of Common Stock beneficially owned by each Selling Stockholder upon completion of the offering or offerings pursuant to this prospectus, assuming each Selling Stockholder offers and sells all of its or his/her respective Shares. Selling Stockholders may, however, offer and sell all, or some or none of their Shares. Under some circumstances, the respective donees, pledgees and transferees or other successors in interest of the Selling Stockholders may also sell the shares listed below as being held by the Selling Stockholders. No Selling Stockholder beneficially owns one percent or greater of the Company's outstanding Common Stock.

                                                             Beneficial                                Beneficial
                                                          Ownership Prior to                        Ownership After the
                                                               Offering            Offered               Offering
                                                          ------------------                        -------------------
                                                           Number of Shares     Number of Shares      Number of Shares
                                                          ------------------    ----------------    -------------------
Barry M. Bernstein.......................................        58,839             58,839                  0
P. Dawn Bernstein........................................        58,839             58,839                  0
Joseph S. Dachuk.........................................       117,678            117,678                  0
Peter E.J. Hall..........................................        58,839             58,839                  0
Patricia L. Hall.........................................        58,839             58,839                  0
Abe Schwartz.............................................        58,839             58,839                  0
Marta I. Schwartz........................................        58,839             58,839                  0

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time by the holders of up to 470,712 shares of Common Stock. These shares were issued in connection with the stock purchase agreement among BEA, The Workflow Automation Corporation and the Selling Stockholders. This prospectus has been prepared in connection with registering these shares to allow for sales of these shares by the applicable selling stockholders to the public as required by the terms of this stock purchase agreement. We have registered the shares for sale pursuant to the terms of the stock purchase agreement, but registration of these shares does not necessarily mean that any of these shares will be offered and sold by the holders thereof.

     We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by any of the selling stockholders, or under some circumstances, donees, pledgees, transferees or other successors in interest ("Transferees") thereof. Alternatively, the selling stockholders, or Transferees thereof, may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders, or Transferees thereof, and/or the purchasers of the shares for whom they may act as agent. The selling stockholders, or Transferees thereof, and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

     At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders, or Transferees thereof, and any other required information. The shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

     The shares may also be sold in one or more of the following transactions:
(a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on form 10-K for the year ended January 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered pursuant to this prospectus will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Certain attorneys at Morrison & Foerster LLP own an aggregate of approximately 50,000 shares of Common Stock of the Company.